EXHIBIT - 11



                         CINCINNATI MILACRON INC. AND SUBSIDIARIES
                             COMPUTATION OF PER-SHARE EARNINGS


(In thousands, except per-share amounts)

                                            1995          1994          1993


                                        --------     ---------     ---------

Net earnings (loss). . . . . . . . . .  $105,644     $  37,711     $(101,930)

Less preferred dividends . . . . . . .       240           240           240
                                        --------     ---------     ---------
  Net earnings (loss) available
    to common shareholders . . . . . .  $105,404     $  37,471     $(102,170)
                                        ========     =========     =========

Primary

  Average number of shares
    outstanding. . . . . . . . . . . .    34,009        33,641        31,536
  Add dilutive effect of stock
    options based on treasury
      stock method . . . . . . . . . .       614           421       812
                                        --------     ---------     ---------
      Total. . . . . . . . . . . . . .    34,623        34,062        32,348

        Per share amount . . . . . . .  $   3.04     $    1.10     $   (3.16)
                                        ========     =========     =========


Fully diluted (a)

  Average number of shares
    outstanding. . . . . . . . . . . .    34,009        33,641
  Add dilutive effect of stock
    options based on treasury
      stock method . . . . . . . . . .       644           470
                                        --------     ---------
      Total. . . . . . . . . . . . . .    34,653        34,111
                                        ========     =========

        Per share amount . . . . . . .  $   3.04       $  1.10
                                        ========     =========



(a) Fully diluted earnings per common share is not presented for 1993 because the effect would be anti-dilutive.